EXHIBIT 10.18

AMENDMENT NO. 1 TO SEPARATION BENEFIT AGREEMENT

     THIS AMENDMENT NO. 1 TO SEPARATION BENEFIT AGREEMENT (this "Amendment"), is entered into as of January 22, 2008, by and among Exopack Holding Corp., a Delaware corporation (the "Company"), CPG Finance, Inc., a Delaware corporation and ultimate parent of the Company ("Parent"), and Jack Knott (the "Employee").

     WHEREAS, Parent, Company and the Employee are party to that certain Separation Benefit Agreement dated as of January 10, 2006 (the “Agreement”); and

     WHEREAS, Parent, the Company and Employee desire to enter into this Amendment to the Agreement to update the amount payable to Employee under the the Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Agreement.
2.	Sections 1(a) and 2 of the Agreement is hereby amended to replace the reference to “$480,000” with “560,000.”
3.	All other terms and conditions set forth in the Agreement shall remain in full force and effect.
4.

This Amendment shall inure to the benefit of and be binding upon Parent and the Company and their respective successors and permitted assigns. This Amendment shall also inure to the benefit of and be binding upon the Employee, his executors, administrators and heirs.

5.

This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware, without regard to any of the conflicts of laws or choice of law provisions thereof that would compel the application of the substantive laws of another jurisdiction.

6.	No modification, termination or waiver of any provision of this Amendment shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.
7.	This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Separation Benefit Agreement to be duly executed as of the date first above written.

EMPLOYEE

/s/ Jack Knott
Jack Knott

EXOPACK HOLDING CORP.
By: /s/ Michael E. Alger
Name: Michael E. Alger
Title: Director

CPG FINANCE, INC.
By: /s/ David F. Finnigan
Name: David F. Finnigan
Title: Director

[Signature Page to Separation Benefit Agreement]